Exhibit 15

August 1, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated May 1, 2012 on our review of interim financial information of Sonoco Products Company for the three month periods ended April 1, 2012 and April 3, 2011 and included in the Company’s quarterly report on Form 10-Q for the quarter ended April 1, 2012 is incorporated by reference in its Registration Statement on Form S-3 dated August 1, 2012.

We are also aware that our report dated August 1, 2012 on our review of interim financial information of Sonoco Products Company for the three and six month periods ended July 1, 2012 and July 3, 2011 and included in the Company’s quarterly report on Form 10-Q for the quarter ended July 1, 2012 is incorporated by reference in its Registration Statement on Form S-3 dated August 1, 2012.

Very truly yours,

/s/ PricewaterhouseCoopers LLP